UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27, 2004
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following is Caterpillar Inc.'s prepared statements from the results webcast held on January 27, 2004. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

4Q03 Caterpillar Results Conference Call Prepared Remarks

Opening Remarks: Good morning and welcome to Caterpillar's Fourth Quarter 2003 results conference call. I'm Nancy Snowden, Director of Investor Relations. With me is Lynn McPheeters, Vice President and Chief Financial Officer.

This conference call is copyrighted by Caterpillar Inc. Any use, recording or transmission of any portion of this conference call without the express written consent of Caterpillar Inc. is strictly prohibited. If you would like a printed version of my prepared conference call remarks, you can go to the SEC filings in the Investor section of our website since the prepared remarks are filed as an 8-K.

This morning I'll cover our fourth quarter and full year results, review our outlook, go over the usual dealer retail numbers, discuss two special topics and wrap up with the Q & A. Certain information we will be discussing is forward looking and involves uncertainties that could impact expected results. A discussion of those uncertainties is in a form 8-K filed with the Securities & Exchange Commission today.

Fourth Quarter Results: As you know, this morning we reported fourth-quarter sales and revenues of $6.47 billion and profit per share of 97 cents. For the year sales and revenues were $22.76 billion and profit per share was $3.13.

SALES and REVENUES for the fourth quarter 2003 were up $1 billion 88 million from fourth quarter 2002, mainly due to $715 million of higher machinery and engine volume, $200 million from the impact of currency and $66 million of higher Financial Products Division revenues. Price realization of $63 million and emissions-related price increases of $44 million accounted for the balance of the increase.

Excluding the effects of currency, worldwide machinery price realization was about 2 percent positive for the fourth quarter as well as for the full year compared with 2002. The fourth quarter price realization impact was mostly attributable to machinery in the North American Commercial Division.

PROFIT PER SHARE was 97 cents for fourth quarter 2003, up from fourth quarter 2002 profit per share of 88 cents. Profit increased by $159 million as a result of additional sales volume net of unfavorable engine mix. Improved price realization of $63 million reflected the favorable impact of modest price increases taken in January 2003 on most machines and parts. The impact of changes in emission standards favorably impacted operating profit by $32 million as more ACERT product was introduced in the marketplace. These favorable items were partly offset by higher core operating costs of $93 million and $79 million of higher retirement benefits.

First, let me touch on the operating cost increase in the fourth quarter. In line with deteriorating business conditions in 2002, we reduced spending in the 4th Quarter. Elimination of most travel and training, reduction of the number of contract employees and delay of research and development expenditures are examples of these actions. This year, as economic conditions have improved, we have maintained spending commensurate with business conditions. In 2003, we increased expenditures to support our future growth opportunities while continuing our focus on cost control. As we said in the release there were a number of dispositions of assets that were insignificant individually but had a negative impact on earnings. One such example is the disposition of our cut to length assets.

Retirement benefits are defined as the cost of defined benefit pension plans, defined contribution plans and retirement, healthcare and life insurance. This amount is greater than previous quarters as we have revised the definition to include all defined contribution plans. The increases in retirement benefits from 2002 under the expanded definition were $54 million for the first quarter, $88 million for the second quarter and $89 million for the third quarter -- resulting in a $310 million increase for the full year. Previously disclosed amounts were $57 million for the first quarter, $69 million for the second quarter and $71 million for the third quarter.

The net impact of currency was negative $56 million for the quarter. The full-year impact was a negative $27 million. This includes the net effect of currency on sales and costs and currency exchange gains or losses reported in the Other Income & Expense category.

2003 was a very good year for our cash flow. After contributing $720 million to our pension plans, Machinery and Engines operating cash flow was $1.43 billion. The strong cash flow allowed funding for our capital expenditures, increased dividend payments and the share repurchase program while improving the strength of our financial position. Pursuant to the share repurchase program authorized by the Board of Directors in October 2003, $405 million was spent to purchase 5.45 million shares during the fourth quarter. There were 344 million shares outstanding at the end of 2003. The goal of the share repurchase program, which expires in October 2008, is to reduce the company's outstanding shares to 320 million.

Now, I'll provide some comments on North American rental fleets and used equipment.

North American dedicated rental fleet utilization on a twelve- month rolling basis is continuing to run at a very strong rate -- about 66 percent.

Rental rates for the rolling twelve months through December are unchanged from a year ago, but continue to remain under pressure.

Overall, units in dedicated dealer rental fleets are up 2 percent from a year ago. Dedicated dealer rental fleets consist of units in Rent-to-Rent fleets and in Cat Rental Stores.

Rent-to-Rent units, which currently make up 55 percent of the units in dealer rental fleets are down 3 percent from a year ago.

The Cat Rental Stores, which generally rent smaller machines for shorter time periods, currently have 45 percent of the rental units in dealer fleets. These fleets continue to grow and are up 7 percent from a year ago.

North American dealers added 15 Rental Stores in 2003 for a total of 388 stores at year-end. About 10 more are expected in 2004.

In the Europe/Africa/Middle East region, dealers had 783 rental outlets, 299 of which were converted to the Cat Rental Store identity at year-end 2003. In Latin America, we had 103 stores and 117 in Asia/Pacific. At year-end 2004, we are expecting about 1,470 rental outlets throughout the world up from 1,391 outlets at year-end 2003.

North American used equipment prices trended up about 4 percent in the third quarter compared to a year ago for most machines. We expect continued strengthening in 2004. This used equipment reporting lags one quarter from the current quarter.

The Company continues to yield benefits from our focus on Sales & Operations Planning and Order Fulfillment processes. These processes, combined with the flexibility realized through our alternative sourcing strategy, has allowed us to provide dealers with improved and stable availability on a majority of our products. We are, however, experiencing isolated availability problems on selected models where very strong demand has exceeded our forecast. The following three models are being administered under "Managed Distribution":

330 and 325 Hydraulic Excavator
D5N and D6N Tractor
730 Articulated Truck

Plans have been developed to improve availability on these models. Many dealers are able to provide low hour machines from their rental fleets to fill customer demand.

Now, for the OUTLOOK. . .

A worldwide economic recovery is now underway, and we expect further strengthening in 2004. Global economic growth should exceed 3.5 percent in 2004, or about 1 percentage point more than in 2003.

Record or near-record, low interest rates initiated economic recoveries in 2003 and we expect interest rates will remain low throughout 2004. Low interest rates and rising profits are expected to continue to encourage users to replace existing equipment. Low interest rates should also allow another strong year for housing construction. Nonresidential construction, which tends to parallel overall economic growth, should continue to improve. Metals mining had only a scattered recovery in 2003, but we expect that recent increases in metals prices will cause this industry's recovery to strengthen and broaden in 2004.

Company sales and revenues are expected to increase approximately 12 percent versus 2003. Machinery and Engines volume is expected to increase about 10 percent with the remainder coming from improved price realization and Financial Products revenues.

Average retail price increases that have been announced for 2004 are about 1-1/2-2 percent for machines and parts. Again, these are average price increases since the actual price change will vary by model and geographic region.

We project NAFTA heavy-duty Class 8 truck industry demand for 2004 at approximately two hundred and ten thousand units due to economic recovery and the normal truck replacement cycle. Our forecast for NAFTA midrange truck, specialty, urban bus and RVs for 2004 is approximately 165,000 units.

We expect 2004 profit per share to be up about 40 percent compared to 2003. The year will benefit from higher volume and the favorable impact of our ACERT technology. We anticipate an increase in retirement benefits of about $250 million, which we expect to offset with improved price realization and lower core operating costs. Full details of the outlook for 2004, including other assumptions, are contained in the company's press release issued today.

Guidance with respect to selected items for Machinery & Engines in 2004 is as follows. For SG&A expense, about 9.5 percent of sales; and about 3.5 percent of sales for R&D expense. Those two items were about 9.5 percent and 3 percent of sales, respectively, in 2003. We expect our effective tax rate for 2004 to be approximately 27 percent, absent a legislative change related to Extra Territorial Income Exclusion.

As I indicated, the impact of increased retiree pension and healthcare and related costs was a decrease in profit of $310 million in 2003. About 65 percent of the cost increase is for pensions. For 2004, our pension assumption for the long-term rate of return is 9 percent and 6.2 percent for the discount factor.

Capital expenditures for Machinery & Engines are expected to be about $850 million in 2004 compared with $654 million in 2003.

For depreciation and amortization expense, expectations are about $850 million, which is about $50 million higher than 2003.

On page 13 of our 2003 proxy we stated that approximately $224.2 million in short-term incentive compensation was earned by approximately 53,798 employees in 2002. In 2003 approximately $340 million in short-term incentive compensation was earned by a similar number of employees.

At the outset of each year the short-term incentive compensation plans targets are fixed by the Compensation Committee of the Board of Directors based on a significant stretch above the company's performance outlook for the year. At the time the targets were set for 2003, the company's outlook called for flat sales and revenues and a 5 percent decrease in profits. Payouts vary year to year, but since the early 1990's when the plans began, on average we have paid out extremely closely to the target. Over the past five years and excluding unusual items, we have paid out about 15-18 percent of profit before tax.

The combination of base pay plus incentive compensation at target allows Caterpillar to pay at competitive salary levels. Incentive compensation allows us to vary pay to employees in accordance with the performance of the Company, thus assuring close alignment with shareholder interests.

Retail Numbers: Now I'll review dealer retail machine numbers and reciprocating and turbine engine sales to users and OEM's. Please remember that all comparisons are based on constant dollars.

Dealer Retail Sales of Machines to End Users for the 3 months ending December 2003 compared with the same 3 months of 2002 were as follows:
Asia Pacific	EAME	Latin America	Subtotal	North America	Worldwide
Up 30 percent	Down 21 percent	Up 3 percent	Down 8 percent	Up 24 percent	Up 9 percent

For the full year total worldwide dealer machine sales to end users were up 6 percent.

For the 3 months ending December 2003 compared with the same 3 months of 2002, total Reciprocating and Turbine Engine Sales to Users and OEM's were as follows:
Electric Power	Industrial Engines	Marine Engines	Truck & Bus Engines	Petroleum	Total
Down 15 percent	Up 3 percent	Down 6 percent	Up 90 percent	Up 5 percent	Up 11 percent

Now, let's turn to Dealer Machine Inventories. First, sequentially, comparing December with November 2003.
Asia Pacific	EAME	Latin America	Subtotal	North America	World
Up 4 percent	Down 9 percent	Up 13 percent	Down 2 percent	Down 3 percent	Down 2 percent

Next, year over year, comparing December 2003 with December 2002.
Asia Pacific	EAME	Latin America	Subtotal	North America	World
Up 7 percent	Up 2 percent	Up 56 percent	Up 11 percent	Up 11 percent	Up 11 percent

Dealer inventories of new machines at year-end compared with 2002 year-end were up on a worldwide basis about $220 million, most of which occurred in North and Latin America. Although dealer machine inventories increased as we had expected in North America in 2003, they did not decrease as we had expected in the rest of the world. Still they are about $1.3 billion below their peak in 1999 and continue to be at relatively low levels. Our expectation for full-year 2004 is for dealer new machine inventories to decrease in the $50 million range on a worldwide basis.

Asia Pacific dealer new machine inventories are at 2.5 months of sales, which is down from 3.3 months a year ago.

Europe/Africa/Middle East dealers are at 3.1 months of sales, down from 3.7 months a year ago.

Dealer new machine inventories in Latin America are at 4.4 months of sales up from 3.4 months a year ago.

Dealer new machine inventories for the subtotal of these three regions outside North America are at 3.1 months of sales, which is down from 3.5 months a year ago.

North American dealer machine inventories are at 2.9 months of sales, down from 3.4 months a year ago.

Overall, on a worldwide basis, dealer machine inventories are at 3.0 months of sales, down from 3.5 months a year ago.

The retail statistics for December are also available on voice mail through February 16 by calling 309-675-8000.

Now, I'll comment on two SPECIAL TOPICS.

First, a brief update on our Advanced Combustion Emissions Reduction Technology, or ACERT.

The new Caterpillar engine line with ACERT technology offers five engines, the C7, C9, C11, C13 and C15, all of which have received EPA certification and meet 2004 EPA emission regulations without sacrificing engine performance. We are in full production of all of the engines, in accordance with our announced timeline. Caterpillar expects to pay no non-conformance penalties on any engines sold in 2004.

Market acceptance of our ACERT engines has been strong. As reported in the Ward's year to date data through November 2003, Caterpillar maintained its leadership position in the North American on-highway truck and bus industry.

In 2002, Customers began gaining their first experience using Caterpillar engines with ACERT technology in off-highway machine field tests. Today, over one hundred engines have been shipped for continued application exposure and testing. These engines must meet emissions regulations starting in 2005, and European machine noise directives in 2006. We are on track to introduce machines and industrial engines with the ACERT technology prior to the effective dates of the regulations. Our Off-Highway engines will use the same break through ACERT technology base as our very successful On-Highway engines. We will deliver Caterpillar engines using ACERT technology that meet emissions requirements, and as importantly, continue to deliver the performance, reliability and durability our customers expect.

ACERT will provide a technology platform for our engines

through the end of the decade. As we've said before, this technology will provide us with a significant competitive advantage well into the future.

Second, an update on how we're using 6 Sigma to build the Caterpillar of tomorrow.

6 Sigma played an important role in our improved financial performance. It is dramatically reshaping how we approach our daily work. We've achieved gains in virtually every key area of the company, including the product development process, manufacturing efficiencies, growth, product costs and product quality.

Nearly 40 percent of our employees -- more than 25,000 people -- are now directly engaged in 6 Sigma projects across the enterprise. Virtually every employee has been directly or indirectly involved by serving on or supporting those who are serving on 6 Sigma teams. Employees' efforts to improve processes, create efficiencies, increase sales and improve our products and services are strengthening this company each and every day. Their efforts continually create new value for our customers and shareholders.

Because employees are so deeply engaged in improving all aspects of our business using the disciplined methodology of 6 Sigma, we're developing an impressive group of people who are becoming strong leaders while they fully engage in making Caterpillar successful. This is where we will see payoffs well into the future. When it comes to developing the leaders of tomorrow, 6 Sigma is the best training ground around.

More than 15,000 projects are in process, led by more than 2,600 black belts. We've also trained 176 master black belts and 17,500 green belts.

In 2003 we expanded the reach of 6 Sigma into our extended enterprise. Ninety-seven Caterpillar dealers and more than 240 suppliers are now using 6 Sigma to help improve their businesses and strengthen our value chain

As we begin 2004 and Jim Owens takes over as chairman Feb. 1, look for Caterpillar to continue its focus on using 6 Sigma to deliver our strategy. Jim has been a staunch supporter of 6 Sigma from the beginning of our deployment. He's committed to Caterpillar retaining and growing its leadership as a benchmark company for successfully executing 6 Sigma.

Many of you are familiar with Jim Owens either from his time as CFO or Group President. In order to introduce him to all of you and give you an opportunity to speak with him, Jim, Lynn McPheeters and I will hold a conference call on March 2, 2004 at 10:00 Central Standard Time. This will give Jim an opportunity to discuss his vision and answer your questions. Mark your calendars. We will be sending out the call-in information within the next week.

Q&A: OK, now it's time to move to the Q&A portion of the call. As always, in the interest of time and fairness to others, please limit yourself to one question and one follow up. First question please...

Closing: It's been a pleasure sharing Caterpillar's results with all of you this morning. If you didn't get your questions asked today, please call me. Thanks for your interest in Caterpillar. Goodbye.

Safe Harbor Statement under the Securities Litigation Reform Act of 1995

Certain statements contained in our fourth-quarter 2003 results release and prepared statements from the related results webcast are forward-looking and involve uncertainties that could significantly impact results. The words "believes," "expects," "estimates," "anticipates," "will be", "should" and similar words or expressions identify forward-looking statements made on behalf of Caterpillar. Uncertainties include factors that affect international businesses, as well as matters specific to the company and the markets it serves.

World Economic Factors

A worldwide economic recovery is now underway and further strengthening should occur this year. Economic growth is expected to exceed 3.5 percent in 2004, or about 1 percentage point more than in 2003. Low interest rates initiated economic recoveries and low inflation rates likely will encourage central bankers to be cautious about implementing any interest rate hikes. If, however, central bankers decide to raise interest rates significantly, the recovery would be less robust than assumed, likely weakening machinery and engine sales.

The U.S. economy ended 2003 strong and the Federal Reserve's stated plan to keep interest rates low for a considerable period should ensure a very good year for the economy in 2004. We project U.S. growth of at least 4.5 percent and the Canadian economy should rebound from 2003's slowdown, growing more than 3 percent in 2004. This environment should allow the recovery in Machinery and Engines sales that developed last year to strengthen further this year. Low interest rates, the tax cuts and the favorable impact of a weaker dollar have all helped the economy and our sales. Should any of these factors change substantially, such as a significant increase in interest rates, both economic growth and our sales probably would be weaker than assumed.

European economies recovered slowly in the last of 2003 and current low interest rates should allow further strengthening this year. We expect the European economies will grow 2 percent in 2004, fast enough to allow some improvement in construction activity. Favorable energy prices, plus much higher commodity prices, will promote another year of good economic growth in both Africa/Middle East and the CIS. As a result, we project some improvement in EAME sales in 2004. However, the European recovery is fragile and developments such as a much stronger euro or modest interest rate hikes could cause economic growth to falter. In that case, the modest recovery in sales would be in jeopardy.

The Japanese economy has grown for seven consecutive quarters and our outlook assumes that measures employed by the Bank of Japan - zero interest rates, the maintenance of high levels of reserves in the banking system and the purchase of long-term government bonds - will allow this recovery to strengthen. We project economic growth of 3 percent in 2004, up more than 1/2 percentage point from 2003 and the best year since 1996. The economy remains vulnerable to any tightening in financial conditions and should that occur, the recovery could stall. Slower economic growth would further reduce our sales in that country and could have a negative impact on other economies, particularly those in the region.

Our outlook assumes that the Asia/Pacific region will again lead the world in economic growth, improving to over 6 percent growth in 2004. We expect China's booming economy will slow a bit in response to modest tightening in economic policies but better growth in most other countries will more than pick up the slack. Strong domestic economies and low local interest rates will boost construction and the region's sizeable mining sector will benefit from higher prices. The principle risks that could disrupt economic growth and our sales are significant policy tightening in China and intensified trade frictions that slow exports from the region.

We expect Latin American economic growth to improve to about 3.5 percent in 2004, much better than the 1.5 percent rate experienced in 2003. The region will benefit from the worldwide economic recovery, reductions in local interest rates and a rebound in foreign direct investment inflows. Better economic growth should boost our sales; however, should the economic recovery not materialize as expected, our sales could continue to decline.

Commodity Prices

Commodities represent a significant sales opportunity, with prices and production as key drivers. Prices have improved sharply over the past year and our outlook assumes continued growth in the world economy will cause metals prices to increase further in 2004. Any unexpected weakening in world industrial production, however, could cause prices to drop sharply to the detriment of our results.

While coals stocks are high and prices have been soft, our outlook assumes production and prices will improve in 2004. If coal production and prices do not improve, our results could be negatively affected.

Oil and natural gas prices have continued fairly high into 2004 due to strong demand and tight inventories. Our outlook assumes that increased production will ease shortages in both oil and natural gas, allowing prices to ease some. We do not yet view higher energy prices as a threat to economies since it is strong demand that is boosting prices. However, should significant supply cuts occur, such as from OPEC production cuts or political unrest in a major producing country, the resulting price spikes likely would slow economies, potentially with a depressing impact on our sales.

Monetary and Fiscal Policies

For most companies operating in a global economy, monetary and fiscal policies implemented in the U.S. and abroad could have a significant impact on economic growth, and accordingly, demand for a product. In general, higher than expected interest rates, reductions in government spending, higher taxes, significant currency devaluations, and uncertainty over key policies are some factors likely to lead to slower economic growth and lower industry demand.

While economic data are looking more favorable, central banks in most developed countries are still holding interest rates steady. Two (Reserve Bank of Australia and Bank of England) have implemented modest interest rate increases. Our outlook assumes that central banks will take great care to ensure that economic recoveries continue and that interest rates will remain low throughout 2004. Should central banks raise interest rates too aggressively, both economic growth and our sales could suffer.

Budget deficits in many countries have increased, which has limited the ability of governments to boost economies with tax cuts and more spending. Our outlook assumes that governments will not aggressively raise taxes and slash spending to deal with their budget imbalances. Such actions could disrupt growth and negatively affect sales to public construction.

Political Factors

Political factors in the United States and abroad have a major impact on global companies.

Our outlook assumes that there will be no significant military conflict in North Korea or the Middle East in the forecast period. Such a military conflict could severely disrupt sales into countries affected, as well as nearby countries.

Our outlook also assumes that there will be no major terrorist attacks. If there is a major terrorist attack, confidence could be undermined, causing a sharp drop in economic activities and our sales. Attacks in major developed economies would be the most disruptive.

Our outlook further assumes that efforts by countries to increase their exports will not result in retaliatory countermeasures by other countries to block such exports, particularly in the Asia/Pacific region.

Currency Fluctuations

The company has costs and revenues in many currencies and is therefore exposed to risks arising from currency fluctuations. Many currency positions are fairly closely balanced, which, along with the diversity of currency positions, helps diminish exchange rate risks.

The company's largest manufacturing presence is in the United States. So any unexpected strengthening of the dollar tends to raise the foreign currency value of costs and reduce our global competitiveness.

The stronger euro had a favorable impact on translating European sales into U. S. dollars in the third quarter. The outlook assumes similar benefits in the future. Should the euro collapse, our results could be negatively impacted.

Dealer Practices

The company sells primarily through an independent dealer network. Dealers carry inventories of both new and rental equipment and adjust those inventories based on their assessments of future needs. Such adjustments can impact our results either positively or negatively. The current outlook assumes dealers will reduce inventories slightly in 2004; more drastic reductions would adversely affect sales.

Other Factors

The rate of infrastructure spending, housing starts, commercial construction and mining play a significant role in the company's results. Our products are an integral component of these activities and as these activities increase or decrease in the United States or abroad, demand for our products may be significantly impacted.

Pursuant to a Consent Decree Caterpillar entered into with the United States Environmental Protection Agency (EPA), the company was required to meet certain emission standards by October 2002. The Consent Decree provided for the possibility that diesel engine manufacturers may not be able to meet these standards exactly on that date, and allows companies to continue selling non-compliant engines if they pay non-conformance penalties (NCPs) on those engines. The company began shipping lower emission on-highway engines in October 2002 as a "bridge" until the fully compliant ACERT engines were introduced in 2003. These "bridge" engines required the payment of NCPs. At year-end 2003, Caterpillar was in production of all models of its medium-duty and heavy-duty compliant ACERT engines. Therefore, our outlook for 2004 assumes that we will not pay NCPs beyond 2003. Our outlook is also subject to assumptions regarding price increases and sales volumes. Our net price increase for heavy-duty on-highway bridge engines was successfully implemented on October 1, 2002; this increase was competitive with price increases implemented by other engine manufacturers on that date. We implemented an additional price increase in the first quarter 2003 to truck manufacturers that purchase our heavy-duty ACERT engines and implemented a price increase on January 1, 2004 for medium-duty ACERT engines. These increases are based on the additional value that we expect truck owners to receive from ACERT engines compared to our competitors as a result of better fuel economy, less maintenance and greater durability. The ultimate net price increase we are able to achieve for our ACERT engines is dependent upon marketplace acceptance of these engines versus competitive alternatives. While we estimate volume to the best of our ability, industry volume is an issue out of our control. If our assumptions regarding NCPs, market acceptance of the price increases and/or engine volume are not realized, company performance could be negatively impacted.

Projected cost savings or synergies from alliances with new partners could also be negatively impacted by a variety of factors. These factors could include, among other things, higher than expected wages, energy and/or material costs, and/or higher than expected financing costs due to unforeseen changes in tax, trade, environmental, labor, safety, payroll or pension policies in any of the jurisdictions where the alliances conduct their operations.

Results may be impacted positively or negatively by changes in the sales mix. Our outlook assumes a certain geographic mix of sales as well as a product mix of sales. If actual results vary from this projected geographic and product mix of sales, our results could be negatively impacted.

The company operates in a highly competitive environment and our outlook depends on a forecast of the company's share of industry sales. An unexpected reduction in that share could result from pricing or product strategies pursued by competitors, unanticipated product or manufacturing difficulties, a failure to price the product competitively, or an unexpected buildup in competitors' new machine or dealer owned rental fleets, leading to severe downward pressure on machine rental rates and/or used equipment prices.

The environment also remains very competitive from a pricing standpoint. Additional price discounting would result in lower than anticipated realization.

Inherent in the operation of the Financial Products Division is the credit risk associated with its customers. The creditworthiness of each customer, and the rate of delinquencies, repossessions and net losses on customer obligations are directly impacted by several factors, including, but not limited to, relevant industry and economic conditions, the availability of capital, the experience and expertise of the customer's management team, commodity prices, political events, and the sustained value of the underlying collateral. Additionally, interest rate movements create a degree of risk to our operations by affecting the amount of our interest payments and the value of our fixed rate debt. Our match funding policy manages interest rate risk by matching the interest rate profile (fixed rate or floating rate) of our debt portfolio with the interest rate profile of our receivables portfolio within certain parameters. To achieve our match funding objectives, we issue debt with similar interest rate profile to our receivables and also use interest rate swap agreements to manage our interest rate risk exposure to interest rate changes and in some cases to lower our cost of borrowed funds. If interest rates move upward more sharply than anticipated, our financial results could be negatively impacted. With respect to our insurance and investment management operations, changes in the equity and bond markets could cause an impairment of the value of our investment portfolio, thus requiring a negative adjustment to earnings.

In general, our results are sensitive to changes in economic growth, particularly those originating in construction, mining and energy. Developments reducing such activities also tend to lower our sales. In addition to the factors mentioned above, our results could be negatively impacted by any of the following:

  Any sudden drop in consumer or business confidence
  Delays in legislation needed to fund public construction

  Regulatory or legislative changes that slow activity in key industries; and/or
  Unexpected collapses in stock markets.

This discussion of uncertainties is by no means exhaustive but is designed to highlight important factors that may impact our outlook. Obvious factors such as general economic conditions throughout the world do not warrant further discussion, but are noted to further emphasize the myriad of contingencies that may cause the company's actual results to differ from those currently anticipated.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

January 27, 2004	By:	/s/James B. Buda
James B. Buda
Vice President